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                                   EXHIBIT 18


FOR IMMEDIATE RELEASE



                    VIASOFT AND COMPUWARE EXTEND TENDER OFFER


         PHOENIX, ARIZ. (NOVEMBER 5, 1999) - Viasoft, Inc. (Nasdaq NM: VIAS) announced today that, pursuant to the Agreement and Plan of Merger between Compuware and Viasoft dated July 14, 1999, as amended, Viasoft and Compuware have agreed to extend the Offer Period until 12:00 midnight, New York City time, on Monday, November 29, 1999. As a consequence of this extension, holders of Viasoft common stock may tender or withdraw shares until 12:00 midnight, New York City time, on November 29, 1999, unless the offer is further extended. The offer was previously scheduled to expire on November 5, 1999.

         Based on the latest count of tendered shares, approximately 14,839,718 shares of Viasoft, Inc. common stock, or approximately 82% of common shares outstanding, have been validly tendered and not withdrawn pursuant to the tender offer.

         Viasoft and Compuware announced the extension in order to provide additional time to pursue available options in defense of the civil action filed by the U.S. Department of Justice (DOJ) on Friday, October 29, 1999 to enjoin Compuware's planned acquisition of Viasoft.


ABOUT VIASOFT
         Viasoft is a leader in understanding enterprise applications to help companies realize the greatest return on their information technology investments. The Company provides business solutions consisting of specialized professional services and award-winning software, designed to enable customers worldwide to cost-effectively manage and evolve their information technology assets. Headquartered in Phoenix, Ariz., Viasoft provides sales and professional services through regional offices in the United States, Canada, Australia, Europe and a growing network of international distributors and resellers. For more information on Viasoft's services and technology, please visit the Company's World Wide Web site at www.viasoft.com.


ABOUT COMPUWARE
         Compuware productivity solutions help 14,000 of the world's largest corporations more efficiently maintain and enhance their most critical business applications. Providing immediate and measurable return on information technology investments, Compuware products and services improve quality, lower costs and increase the speed at which systems can be developed, implemented and supported. Compuware employs approximately 15,000 information technology professionals worldwide. With trailing 12-month revenues of more than $1.7 billion, Compuware is the world leader in client/server development technology. For more information about Compuware, please contact the corporate offices at 800-521-9353. You may also visit Compuware on the World Wide Web at www.compuware.com.

PRESS CONTACTS:
Mark R. Schonau                              Christopher M.F. Norris
Senior Vice President, Fin. & Admin.         Director, Corporate Communications
Viasoft, Inc.                                Compuware Corporation
602-952-0050                                 248-737-7506

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         The statements made in this press release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, risks associated with the proposed Compuware transaction, market demand and acceptance, the impact of competitive products and services, risks associated with results and timing of technology development and commercialization, the Company's ability to manage growth and acquisitions of technology or businesses, the effect of economic and business conditions including risks inherent in international operations and the ability to attract and retain technical personnel, risks associated with, as well as the Company's ability to manage, a consulting services business and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.